Exhibit 4.10

Loan Agreement

This Loan Agreement (this "Agreement") is made and entered into by and between the parties below as of the         18/01                , 2011 in Beijing, the People's Republic of China ("China" or the "PRC"):

eFuture (Beijing) Information Technology Inc.   ("Lender"), a company organized and existing under the laws of the PRC, with its address at 8/F  Topnew Tower,15 Guanghua Road, Cuaoyang District,Beijing 100026,China

Zhang xuejun ("Borrower"), a Chinese citizen with Chinese identification No.: 510226196412090375 ,  whose address is at     8/F   Topnew Tower,15 Guanghua Road, Cuaoyang District,Beijing 100026,China

Each of Lender and Borrower shall be hereinafter referred to as a "Party" respectively, and as the "Parties" collectively.

Whereas, Lender intends to provide Borrower with a loan to be used for the purpose set forth under this Agreement. After friendly consultation, the Parties agree as follows:

1.   Loan

1.1
According to the terms and conditions of this Agreement, Lender agrees to provide a loan equivalent to the amount of RMB150,000 (the "Loan") to Borrower, and the Loan will be provided in a lump sum basis or by several installments in accordance with the amount specified in the written notice from the Borrower. The term of the Loan shall be ten (10) years from the date of this Agreement, which may be extended upon mutual written consent of the Parties. During the term of the Loan or the extended term of the Loan, Borrower shall immediately repay the full amount of the Loan in the event any one or more of the following circumstances occur:

30 days elapse after Borrower receives written notice from Lender requesting repayment of the Loan;

Borrower's death, lack or limitation of civil capacity;

Borrower ceases (for any reason) to be an employee of Lender or its affiliated entity, or ceases to be a shareholder of the Borrower Company (as defined below);

Borrower engages in criminal act or is involved in criminal activities;

Any third party filed a claim against Borrower that exceeds RMB200,000; or

Lender determine to exercises the exclusive option under the Exclusive Option Agreement (the "Exclusive Option Agreement") described in Sections 4.1.1 and .5 of this Agreement.

Lender agrees to remit the Loan to the account designated by Borrower within 20 days after receiving a written notification specified the amount of the Loan from the Borrower regarding the same, provided that all the conditions precedent in Section 2 are fulfilled. Borrower shall provide Lender with a written receipt for the Loan upon receiving the Loan. The Loan provided by Lender under this Agreement shall inure to Borrower's benefit only and not to Borrower's successors or assigns.

Borrower agrees to accept the aforementioned Loan provided by Lender, and hereby agrees and warrants using the Loan to provide capital for acquiring and holding certain percentage of equity interest of Beijing Changshengtiandi Ecommerce Co., Ltd. ("Borrower Company") or the increase of registered capital of the Borrower Company. After such acquisition and/or increase of the registered capital, Borrower therefore shall be Borrower Company's shareholder and shall own 10% of the equity interests in Borrower Company (Such 10% equity interests, hereinafter referred to as the "Borrower Equity Interest"). Borrower agrees to complete the acquisition and/or increase of registered capital of Borrower Company and to hold Borrower Equity Interest within 60 days from the date of this Agreement, and provide Lender with all of the duplicates of the registration documents at the government department for industry and commerce, business licenses, and articles of association. Without Lender's prior written consent, Borrower shall not use the Loan for any purpose other than as set forth herein.

2. Conditions Precedent

The obligation of Lender to provide the Loan to Borrower contemplated in Section 1.1 shall be subject to the satisfaction of the following conditions, unless waived in writing by Lender.

2.1	Lender receives the written notification for drawdown under the Loan sent by Borrower according to Section 1.2.

2.2	All the representations and warranties by Borrower in Section 3.2 are true, complete, correct and not misleading.

2.3
Borrower has not violated the covenants in Section 4 of this Agreement, and no event which may affect Borrower's performance of its obligations under this Agreement has occurred or is expected to occur.

3. Representations and Warranties

3.1	Between the date of this Agreement and the date of termination of this Agreement, Lender hereby makes the following representations and warranties to Borrower:

Lender is a company duly organized and legally existing in accordance with the laws of the PRC;

Lender has the legal capacity to execute and perform this Agreement. The execution and performance by Lender of this Agreement is consistent with Lender's scope of business and the provisions of Lender's corporate bylaws and other organizational documents, and Lender has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement; and

This Agreement constitutes Lender's legal, valid and binding obligations, enforceable in accordance with its terms.

Between the date of this Agreement and the date of termination of this Agreement, Borrower hereby makes the following representations and warranties:

Borrower has the legal capacity to execute and perform this Agreement. Borrower has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement;

This Agreement constitutes Borrower's legal, valid and binding obligations enforceable in accordance with its terms; and

There are no disputes, litigations, arbitrations, administrative proceedings or any other legal proceedings relating to Borrower, nor are there any potential disputes, litigations, arbitrations, administrative proceedings or any other legal proceedings relating to Borrower.

4. Borrower's Covenants

As and when he becomes, and for so long as he remains a shareholder of Borrower Company, Borrower covenants irrevocably that during the term of this Agreement, Borrower shall cause Borrower Company:

to execute the Exclusive Option Agreement with Borrower and Lender, under which Borrower shall irrevocably grant Lender an exclusive option to purchase all of the Borrower Equity Interest; to execute an Exclusive Business Cooperation Agreement ("Exclusive Business Cooperation Agreement") with Lender (or a party designated by Lender), under which Lender (or a party designated by Lender), as an exclusive service provider, will provide Borrower Company with technical service and business consulting service; to enter into the Exclusive Option Agreement and the Exclusive Business Cooperation Agreement on the date of   issuance of the new business license of Borrower Company reflecting the completion of the acquisition and/or the increase of registered capital, and to complete all the related governmental approvals, registrations or fillings (as applicable);

to strictly abide by the provisions of the Exclusive Option Agreement and the Exclusive Business Cooperation Agreement, and to refrain from any action/omission that may affect the effectiveness and enforceability of the Exclusive Option Agreement and the Exclusive Business Cooperation Agreement;

at the request of Lender (or a party designated by Lender), to execute contracts/agreements on business cooperation with Lender (or a party designated by Lender), and to strictly abide by such contracts/agreements;

to provide Lender with all of the information on its business operations and financial condition at Lender's request;

to immediately notify Lender of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to its assets, business or income;

at the request of Lender, to appoint any persons designated by Lender as directors and/or executive director of Borrower Company;

without Lender's prior written consent, not to supplement, change or amend its articles of association in any manner, increase or decrease its registered capital or change its share capital structure in any manner;

to maintain its corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs;

without Lender's prior written consent, not to sell, transfer, mortgage or dispose of in any other manner its legal or beneficial interest in any of its assets, business or revenue at any time from the date of this Agreement, or permit the encumbrance of any other security interest thereon;

to operate its businesses in the ordinary course and to maintain the value of its assets;

without the prior written consent of Lender, not to execute any major contract, except for contracts in the ordinary course of business (for purpose of this subsection, a contract with a value exceeding RMB100,000 shall be deemed a major contract);

without the prior written consent of Lender, not to provide any person with any loan, credit or security;

to procure and maintain insurance from an insurance carrier acceptable to Lender, at an amount and type of coverage typical for companies that operate similar businesses;

without the prior written consent of Lender, not to merge, consolidate with, acquire, or invest in any person;

to maintain the ownership of all of its assets, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims; and

without the prior written consent of Lender, not to distribute dividends to shareholders, provided that upon Lender's written request, to distribute the distributable profits in whole or in part to its shareholders.

Borrower covenants that during the term of this Agreement, he shall:

ensure that the acquisition of equity interest of and/or the increase of registered capital of Borrower Company shall be completed and the Borrower Equity Interest to be hold by Borrower within 60 days from the date of this Agreement according to the laws of China; Borrower Company shall be a limited liability company without foreign investment, in which Borrower shall hold 15%;

pay the capital contribution in full corresponding to the Borrower Equity Interest in accordance with the laws of China, and provide Lender with a capital contribution verification report regarding paid-in capital contributions from a qualified accounting firm;

endeavor to cause Borrower Company to engage in its current business;

execute an irrevocable Power of Attorney, which authorizes a legal or natural person designated by Lender to exercise all of Borrower's rights as a shareholder in Borrower Company, and refrain from exercising any such shareholder rights except to the extent required under this Agreement or the Share Pledge Agreement (hereinafter Section .6) or as requested by Lender;

execute the Exclusive Option Agreement with Lender and Borrower Company, under which Borrower shall irrevocably grant to Lender an exclusive option to purchase all of the Borrower Equity Interest;

execute a Share Pledge Agreement (the "Share Pledge Agreement") with Lender's designee and Borrower Company, under which Borrower shall pledge the Borrower Equity Interest to Lender's designee;

to strictly abide by the provisions of the Exclusive Option Agreement and the Exclusive Business Cooperation Agreement, and to refrain from any action/omission that may affect the effectiveness and enforceability of the Exclusive Option Agreement and the Exclusive Business Cooperation Agreement;

enter into the aforementioned Power of Attorney, Exclusive Option Agreement and Share Pledge Agreement on the date of the issuance of the new business license of Borrower Company, and complete all the related governmental approvals, registrations or fillings (as applicable);

abide by the provisions of this Agreement, the Power of Attorney, the Share Pledge Agreement and the Exclusive Option Agreement, perform his obligations under this Agreement, the Power of Attorney, the Share Pledge Agreement and the Exclusive Option Agreement, and refrain from any action/omission that may affect the effectiveness and enforceability of this Agreement, the Power of Attorney, the Share Pledge Agreement and the Exclusive Option Agreement;

not sell, transfer, mortgage or dispose of in any other manner the legal or beneficial interest in Borrower Equity Interest, or allow the encumbrance thereon of any security interest or the encumbrance, except in accordance with the Share Pledge Agreement;

cause any shareholders' meeting and/or the board of directors and/or executive director of Borrower Company not to approve the sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in Borrower Equity Interest, or allow the encumbrance thereon of any security interest, except to Lender or Lender's designated person;

cause any shareholders' meeting and/or the board of directors and/or executive director of the Borrower Company not to approve the merger or consolidation of Borrower Company with any person, or its acquisition of or investment in any person, without the prior written consent of Lender;

immediately notify Lender of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Borrower Equity Interest;

to the extent necessary to maintain his ownership of the Borrower Equity Interest, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defense against all claims;

without the prior written consent of Lender, refrain from any action/omission that may have a material impact on the assets, business and liabilities of Borrower Company;

to the extent permitted by the laws of China, at the request of Lender at any time, promptly and unconditionally transfer all of Borrower Equity Interest to Lender or Lender's designated representative(s) at any time, and cause the other shareholders of Borrower Company to waive their right of first refusal with respect to the share transfer described in this Section;

to the extent permitted by the laws of China, at the request of Lender at any time, cause the other shareholders of Borrower Company to transfer all of their equity interest to Lender or Lender's designated representative(s), and Borrower hereby waives his right of first refusal (if any) with respect to the share transfer described in this Section;

in the event that Lender purchases Borrower Equity Interest from Borrower in accordance with the provisions of the Exclusive Option Agreement, use such purchase price obtained thereby to repay the Loan to Lender; and

without the prior written consent of Lender, not to cause Borrower Company to supplement, change, or amend its articles of association in any manner, increase or decreases its registered capital or change its share capital structure in any manner.

5. Liability for Default

In the event either Party breaches this Agreement or otherwise causes the non-performance of this Agreement in part or in whole, the Party shall be liable for such breach and shall compensate all damages (including litigation and attorneys fees) resulting therefrom. In the event that both Parties breach this Agreement, each Party shall be liable for its respective breach.

In the event that Borrower fails to perform the repayment obligations set forth in this Agreement, Borrower shall pay overdue interest of 0.01% per day for the outstanding payment, until the day Borrower repays the full principal of the Loan, overdue interests and other payable amounts.

6. Notices

All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery.

Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

For the purpose of notices, the addresses of the Parties are as follows:

Lender: 8/F  Topnew Tower,15 Guanghua Road, Cuaoyang District,Beijing 100026,China

Attn: yan yan chun
Phone: 010-51650988
Facsimile: 10-52937688
E-mail: yanyc@e-future.com.cn

Borrower:  Address: 8/F  Topnew Tower,15 Guanghua Road, Cuaoyang District,Beijing 100026,China

Attn: Zhang  xuejun
Phone: 010-51650988
Facsimile:        10-52937688
E-mail: zhangxj@e-future.com.cn

Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

7. Confidentiality
The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. The Parties shall maintain the confidentiality of all such information, and without the written consent of other Party, either Party shall not disclose any relevant information to any third party, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties in this section. Disclosure of any confidential information by the staff members or agency hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This section shall survive the termination of this Agreement for any reason.
8. Governing Law and Resolution of Disputes

8.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes shall be governed by the laws of China.

8.2
In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party's request to the other Party for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all parties.

8.3
Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

9. Miscellaneous

9.1	This Agreement shall become effective on the date thereof, and shall expire upon the date of full performance by the Parties of their respective obligations under this Agreement.

9.2
This Agreement shall be written in both Chinese and English language in two copies, each Party having one copy with equal legal validity. In case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

9.3
This Agreement may be amended or supplemented through written agreement by and between the Parties. Such written amendment agreement and/or supplementary agreement executed by and between the Parties are an integral part of this Agreement, and shall have the same legal validity as this Agreement.

9.4
In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

9.5	The attachments (if any) to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

IN WITNESS WHEREOF, the Parties have executed, or caused their authorized representatives to execute, this Loan Agreement as of the date first above written.

Party A: e-Future (Beijing) Information Technology Inc.

By: _/s/_Yan Yanchun ____________

Name: Yan Yanchun

Title: Legal Representative

Borrower:

By: _/s/ Zhang Xuejun_________